PROSPECTUS SUPPLEMENT DATED	FILED PURSUANT TO RULE 424(b)(3)
December 7, 2006	SEC FILE NO. 333-59069
(To Prospectus Dated September 4, 1998)
20,210,129 Shares
EQUITY OFFICE PROPERTIES TRUST
Common Shares of Beneficial Interest
     This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of up to 20,210,129 of our common shares of beneficial interest, $0.01 par value per share, including up to 6,454,055 common shares issued in connection with our acquisition of certain assets or in exchange for cash paid to us, up to 5,000,000 common shares issuable upon the exercise of 5,000,000 warrants to purchase our common shares and up to 8,756,074 common shares issuable upon the redemption of units of limited partnership interest in EOP Operating Limited Partnership, if and to the extent that such selling shareholders redeem their units and common shares are issued in exchange for these units. This prospectus supplement updates and amends certain information included in our prospectus dated September 4, 1998, and should be read together with the prospectus, which is to be delivered with this prospectus supplement.
     The table set forth in the prospectus under the caption “Selling Shareholders” is hereby supplemented as follows:

Number of Shares Owned and
Name of Selling Shareholder	Offered Hereby

George S. Schuchart	29,040 (1)
     (1) Represents common shares issuable upon redemption of a corresponding number of units of limited partnership interest in EOP Operating Limited Partnership.